     Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Completion
of Acquisition of Heritage Oaks Bancorp

Irvine, Calif., - April 3, 2017 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition, effective as of April 1, 2017, of Heritage Oaks Bancorp (NASDAQ: HEOP) (“Heritage Oaks”), the holding company of Heritage Oaks Bank, a California-chartered banking corporation headquartered in Paso Robles, California. The acquisition was approved by Heritage Oaks’ shareholders at a special meeting of shareholders held on March 27, 2017. The issuance of the shares of the Company’s common stock to Heritage Oaks’ shareholders in connection with the acquisition was approved by the Company’s shareholders at a special meeting of shareholders also held on March 27, 2017.

Under the terms of the merger agreement, each share of Heritage Oaks common stock was converted into the right to receive 0.3471 shares of Company common stock. The value of the total deal consideration was approximately $482 million, which includes approximately $1.4 million of aggregate cash consideration payable to holders of vested cash-settled Heritage Oaks restricted stock units and performance-based restricted stock units.

Steven R. Gardner, Chairman, President and Chief Executive Officer of Pacific Premier Bancorp, commented, “We are pleased to welcome the customers, employees and shareholders of Heritage Oaks. We are excited about the opportunities we have to leverage the combined strengths of Pacific Premier and Heritage Oaks to provide a superior banking experience for our commercial and retail customers. With our franchise now stretching from Paso Robles to San Diego, we have the ability to further strengthen our position as one of the leading commercial banks in California and create additional value for the shareholders of the combined company in the years ahead.”

“We believe the combination of Pacific Premier and Heritage Oaks will produce many long-term benefits for customers, employees and shareholders,” said Simone Lagomarsino, President and CEO of Heritage Oaks Bancorp. “I look forward to serving on the Board of Directors of Pacific Premier Bancorp and helping to guide the continued growth of the franchise.”

With the addition of Heritage Oaks, on a pro forma combined basis, Pacific Premier Bancorp would have total assets of approximately $6 billion, total loans outstanding of approximately $4.6 billion and total deposits of approximately $4.8 billion as of December 31, 2016 (unaudited and excluding purchase accounting adjustments).

Advisors

D.A. Davidson & Co. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company. Holland & Knight LLP served as legal counsel to the Company. Sandler O’Neill & Partners, L.P. acted as financial advisor to Heritage Oaks in the transaction and delivered a fairness opinion to the Board of Directors of Heritage Oaks. Manatt, Phelps & Phillips, LLP served as legal counsel to Heritage Oaks.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $6 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California. Through its more than 25 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2016 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and CEO
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949-864-8000